Exhibit 10.6

SUBLEASE RIGHTS AND ESCROW AGREEMENT

This Sublease Rights and Escrow Agreement (this “Agreement”), effective as of November 8, 2017 (the “Effective Date”), is by and among Andeavor Logistics LP, a Delaware limited partnership (the “Partnership”), Tesoro Logistics GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Tesoro Logistics Operations LLC, a Delaware limited liability company (the “Operating Company”), and Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“TRMC”). The above-named entities are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties hereto have entered into that certain Contribution, Conveyance and Assumption Agreement, dated as of the date hereof (the “Contribution Agreement”);

WHEREAS, TRMC is the current tenant under that certain Aquatic Lands Lease No. 20-A121165, dated August 21, 2004 (the “Master Lease”), between TRMC and the State of Washington, acting through the Department of Natural Resources (“Master Landlord”), covering the property in Skagit County, Washington, described in Exhibit A to the Master Lease (the “Anacortes Marine Terminal”);

WHEREAS, the Parties entered into that certain Anacortes Marine Terminal Operating Agreement, dated as of the date hereof (the “Operating Agreement”), pursuant to which the Operating Company will manage and operate the Anacortes Marine Terminal for TRMC on the terms and conditions included therein; and

WHEREAS, the Parties desire to set forth the terms under which TRMC will sublease the Anacortes Marine Terminal to the Operating Company on behalf of the General Partner and the Partnership and convey the Current Leasehold Improvements (as defined in the Operating Agreement) to the Operating Company on behalf of the General Partner and the Partnership, all on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereto agree as follows:

1. Definitions. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Contribution Agreement and the Operating Agreement.

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2. Pre-Payment. $85 million (the “Pre-Payment Amount”) of the consideration paid by the Partnership to the General Partner pursuant to Section 2.2 of the Contribution Agreement constitutes consideration related to the contribution of the beneficial ownership of the Anacortes Marine Terminal from the General Partner to the Partnership. However, during any period for which the Partnership’s use of and right to operate the Anacortes Marine Terminal pursuant to the Operating Agreement, is more properly treated as an agreement governed by Section 467 of the Code, the Pre-Payment Amount shall be allocated according to Schedule 1. The Pre-Payment Amount shall be allocated ratably over the term of the Operating Agreement and that of the Sublease (as defined herein) when the Sublease is executed and the MTUTA (as defined herein) is substituted for the Operating Agreement, according to the allocation schedule set forth in Schedule 1 hereto. The Partnership and the Operating Company will recognize a fixed annual expense (Sch. 1 - Column (a)) for the use of and right to operate the Anacortes Marine Terminal, partially offset by interest income (Sch. 1 - Column (b)), and the General Partner shall recognize a fixed annual income (Sch. 1 - Column (a)) from the use and operation of the Anacortes Marine Terminal, partially offset by interest expense (Sch. 1 - Column (b)).

3. Sublease Rights.

(a)	TRMC agrees to use all reasonable commercial efforts to assist the Operating Company in obtaining any written consents necessary for TRMC and the Operating Company to enter into a Sublease of the Anacortes Marine Terminal on behalf of the General Partner and the Partnership in the form attached hereto as Annex A (the “Sublease”) and for TRMC and the Operating Company to enter into the Anacortes Marine Terminal Use and Throughput Agreement on behalf of the General Partner and the Partnership in the form attached hereto as Annex B (the “MTUTA”) and for TRMC to convey the Current Leasehold Improvements to the Operating Company on behalf of the General Partner and the Partnership during the term of the Operating Agreement pursuant to a bill of sale in the form attached hereto as Annex C (the “Bill of Sale”). TRMC may initiate such efforts at any time during the term of the Operating Agreement, and will immediately do so upon written request from the Operating Company. Any and all additional costs or expenses which may be required to obtain such consents, including any such additional costs or expenses which may be incurred by reason of any modification of the Master Lease, shall be the sole responsibility of the Operating Company. TRMC shall cooperate with the Operating Company in such manner as may be reasonably requested in connection therewith, including without limitation, active participation in visits to and meetings, discussions and negotiations with all persons or entities with the authority to grant or withhold consent.

(b)	Concurrently with the execution of this Agreement, TRMC shall execute the Bill of Sale and deposit it in escrow with the law firm of McGuireWoods LLP (the “Escrow Holder”) for future delivery to the Operating Company on behalf of the General Partner and the Partnership pursuant to this Agreement. Until the Sublease becomes effective, the Operating Company shall provide operating services with respect to the Anacortes Marine Terminal pursuant to the Operating Agreement and in such instance, TRMC and the Operating Company will use their reasonable commercial efforts to take such actions to effectively grant the Operating Company the economic benefits of, and impose upon the Operating Company the economic burdens of, the Anacortes Marine Terminal, subject to and in accordance with, the Anacortes Marine Terminal Operating Agreement and this Agreement.

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(c)	At such time as all necessary consents and approvals have been obtained pursuant to Section 3(a), TRMC and the Operating Company shall execute and deliver the Sublease and the MTUTA, and Escrow Holder shall deliver the Bill of Sale to the Operating Company on behalf of the General Partner and the Partnership.

(d)	Upon execution of the MTUTA, the Operating Agreement shall be superseded in its entirety by the Sublease and by the MTUTA, and the Operating Agreement shall be of no further force or effect.

(e)	Prior to the execution and delivery of the Sublease and the MTUTA and the delivery of the Bill of Sale, the General Partner and TRMC shall:

(i) file on a timely basis all notices, reports or other filings necessary or required for the continuing operation of the Anacortes Marine Terminal to be filed with or reported to any governmental authority;

(ii) file on a timely basis all complete and correct applications or other documents necessary to maintain, renew or extend any permit, variance or any other approval required by any governmental authority necessary or required for the continuing operation of the Anacortes Marine Terminal whether or not such approval would expire before or after the execution and delivery of the Sublease;

(iii) not permit any lien or other encumbrance to be imposed on the Current Leasehold Improvements, other than Permitted Liens;

(iv) not sell, lease or otherwise dispose of any Current Leasehold Improvements; and

(v) not agree to do any of the actions set forth in subsections (iii) and (iv) above.

(f)	Without limitation on its other rights under this Agreement, should the General Partner or TRMC breach any of their obligations to the Operating Company under this Section 3, the Operating Company shall have the right to obtain specific performance of all such obligations of the General Partner and TRMC to the Operating Company. TRMC and the Operating Company shall execute and deliver such additional documents on behalf of the General Partner and the Partnership, instruments and certifications necessary or advisable in connection with the conveyance of the Current Leasehold Improvements pursuant to this Section 3 and the Sublease.

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4. Headings; References; Interpretation. All Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including, without limitation, all Schedules and Annexes attached hereto, and not to any particular provision of this Agreement. All references herein to Sections, Schedules and Annexes shall, unless the context requires a different construction, be deemed to be references to the Sections of this Agreement and the Schedules and Annexes attached hereto, and all such Schedules and Annexes attached hereto are hereby incorporated herein and made a part hereof for all purposes.

5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

6. No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

7. Counterparts. This Agreement may be executed in any number of counterparts (including facsimile or .pdf copies) with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

8. Applicable Law; Forum, Venue and Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the principles of conflicts of law. Each of the Parties (a) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement shall be exclusively brought in any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims, (b) irrevocably submits to the exclusive jurisdiction of the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, of the district court of Bexar County, Texas in connection with any such claim, suit, action or proceeding, (c) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (i) it is not personally subject to the jurisdiction of the United States District Court for the Western District of Texas, San Antonio Division, or the district court of Bexar County, Texas, or of any other court to which proceedings in such courts may be appealed, (ii) such claim, suit, action or proceeding is brought in an inconvenient forum, or (iii) the venue of such claim, suit, action or proceeding is improper, (d) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding and (e) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder or by personal service within or without the State of Texas, and agrees that service in such forms shall constitute good and sufficient service of process and notice thereof; provided, however, that nothing in clause (e) hereof shall affect or limit any right to serve process in any other manner permitted by law.

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9. Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

10. Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement.

11. Integration. This Agreement, together with the Schedules and Annexes referenced herein, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

12. Specific Performance. The Parties agree that money damages may not be a sufficient remedy for any breach of this Agreement and that in addition to any other remedy available at law or equity, the Parties shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any Party’s breach of this Agreement. The Parties agree that no bond shall be required for any injunctive relief in connection with a breach of this Agreement.

13. Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 13.

If to TRMC:

Tesoro Refining & Marketing Company LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259-1828

Attn: General Counsel

Facsimile: (210) 745-4494

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If to the Partnership, the General Partner, or the Operating Company:

Andeavor Logistics LP

Tesoro Logistics GP, LLC

Tesoro Logistics Operations LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259-1828

Attn: General Counsel

Facsimile: (210) 745-4494

or to such other address or to such other person as either Party will have last designated by notice to the other Party.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties to this Agreement have caused it to be duly executed effective as of the Effective Date.

TESORO REFINING & MARKETING COMPANY LLC

By:	/S/ GREGORY J. GOFF
Gregory J. Goff
President

TESORO LOGISTICS OPERATIONS LLC

By:	/S/ STEVEN M. STERIN
Steven M. Sterin
President and Chief Financial Officer

ANDEAVOR LOGISTICS LP

By:	Tesoro Logistics GP, LLC,
its general partner

By:	/S/ STEVEN M. STERIN
Steven M. Sterin
President and Chief Financial Officer

TESORO LOGISTICS GP, LLC

By:	/S/ STEVEN M. STERIN
Steven M. Sterin
President and Chief Financial Officer

Signature Page to Sublease Rights and Escrow Agreement

Schedule 1

ANACORTES PREPAYMENT ALLOCATION SCHEDULE
YEAR		Beginning Balance	Fixed Inc/(Exp) Allocated To Each Period (A)	Annual Interest (B) 3%	Amortization of Prepayment	Ending Balance	General Partner Income, net And Operator (Expense), net
			(a)	(b)			(a+b)
0	11/15/2017	85,000,000
1	11/15/2018	85,000,000	(6,492,303)	2,550,000	(3,942,303)	81,057,697	(3,942,303)

2	11/15/2019	81,057,697	(6,492,303)	2,431,731	(4,060,572)	76,997,124	(4,060,572)

3	11/15/2020	76,997,124	(6,492,303)	2,309,914	(4,182,390)	72,814,735	(4,182,390)

4	11/15/2021	72,814,735	(6,492,303)	2,184,442	(4,307,861)	68,506,873	(4,307,861)

5	11/15/2022	68,506,873	(6,492,303)	2,055,206	(4,437,097)	64,069,776	(4,437,097)

6	11/15/2023	64,069,776	(6,492,303)	1,922,093	(4,570,210)	59,499,566	(4,570,210)

7	11/15/2024	59,499,566	(6,492,303)	1,784,987	(4,707,316)	54,792,250	(4,707,316)

8	11/15/2025	54,792,250	(6,492,303)	1,643,767	(4,848,536)	49,943,714	(4,848,536)

9	11/15/2026	49,943,714	(6,492,303)	1,498,311	(4,993,992)	44,949,722	(4,993,992)

10	11/15/2027	44,949,722	(6,492,303)	1,348,492	(5,143,812)	39,805,910	(5,143,812)

11	11/15/2028	39,805,910	(6,492,303)	1,194,177	(5,298,126)	34,507,784	(5,298,126)

12	11/15/2029	34,507,784	(6,492,303)	1,035,234	(5,457,070)	29,050,715	(5,457,070)

13	11/15/2030	29,050,715	(6,492,303)	871,521	(5,620,782)	23,429,933	(5,620,782)

14	11/15/2031	23,429,933	(6,492,303)	702,898	(5,789,405)	17,640,527	(5,789,405)

15	11/15/2032	17,640,527	(6,492,303)	529,216	(5,963,088)	11,677,440	(5,963,088)

16	11/15/2033	11,677,440	(6,492,303)	350,323	(6,141,980)	5,535,460	(6,141,980)

17	8/31/2034	5,535,460	(5,680,765)	145,306	(5,535,460)	—	(5,535,460)

(A)	Reg. §1.467-1(c)(2)(ii)(A)(2)
(B)	Interest rate = the greater of: 3%, or 110% of the applicable Federal rate as of the execution date.

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ANNEX A

SUBLEASE

This Sublease (“Sublease”), dated as of the ___ day of _________, 20__, is made by and between Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“Sublessor”), and Tesoro Logistics Operations LLC, a Delaware limited liability company (“Sublessee”), with reference to the following:

A. Sublessor is the current tenant under that certain Aquatic Lands Lease No. 20-A121165, dated August 21, 2004 (the “Master Lease”), between Sublessor and the State of Washington, acting through the Department of Natural Resources (the “Master Landlord”), covering the property in Skagit County, Washington, described in Exhibit A to the Master Lease (the “Premises”).

B. Sublessor is the owner of the leasehold improvements located on the Premises and used in connection with the operation of the Premises, including, without limitation, the items identified on Schedule 1 to Exhibit A attached hereto (the “Current Leasehold Improvements”).

C. Sublessee desires to sublease the Premises from Sublessor, and Sublessor desires to sublease the Premises to Sublessee on the terms set forth in this Sublease.

D. Concurrently herewith, Sublessor and Sublessee have entered into that certain Anacortes Marine Terminal Use and Throughput Agreement (the “Anacortes MTUTA”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge Sublessor and Sublessee agree as follows:

1. Sublease of Premises. Sublessor hereby subleases the Premises to Sublessee, and Sublessee hereby subleases the Premises from Sublessor; provided that this Sublease shall not become effective unless and until Sublessor receives the written consent of Master Landlord to this Sublease.

2. Term. The term of this Sublease (the “Term”) shall commence on the date Sublessor receives the written consent of the Master Landlord to this Sublease (“Commencement Date”) and shall expire on August 30, 2034, i.e., one (1) day prior to the expiration of the Master Lease. The renewal or extension of the Master Lease or this Sublease shall be governed by Section 11 below.

3. Incorporation of Terms of Master Lease. Sublessee hereby acknowledges that it has read and is familiar with the provisions of the Master Lease and agrees that this Sublease is and shall remain in all respects subordinate to and subject to the Master Lease and any amendments, modifications or supplements to the Master Lease hereafter made. The terms, provisions, covenants, stipulations, conditions, rights, obligations, remedies and agreements

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contained in the Master Lease are incorporated herein by reference and are made a part hereof, and shall, as between Sublessor and Sublessee (as if Sublessor were the lessor under the Master Lease and Sublessee were the lessee under the Master Lease) constitute the terms of this Sublease. Sublessee hereby agrees to perform and comply with, for the benefit of Sublessor and the Master Landlord, the obligations of Sublessor as the tenant under the Master Lease with respect to the Premises during the Term of this Sublease. Sublessee acknowledges and agrees that, in the event of any conflict between the terms of this Sublease and those of the Master Lease, the terms of the Master Lease shall control. Without limiting the foregoing:

(a) This Sublease shall terminate if the Master Lease is terminated for any reason, whether upon expiration of the term of the Master Lease, failure to exercise an option to renew (although there are currently no such options), cancellation by the Master Landlord, surrender or for any other reason.

(b) Sublessee shall make payment of all rent due under the Master Lease as and when required to be paid pursuant to the Master Lease. Such payment shall be made by Sublessee directly to the Master Landlord, with concurrent notice thereof to Sublessor. Sublessee shall not make any prepayments of rent, pursuant to the Master Lease, to the Master Landlord in excess of one month’s rent.

(c) Sublessee shall be responsible for paying required costs of maintenance and improvements as required under the Master Lease. Any capital expenditure required by the Master Lease shall be made by Sublessee.

(d) Sublessee shall be responsible for maintaining all of the insurance required of the tenant under the Master Lease, endorsed to name the Master Landlord and Sublessor as additional insureds. In addition, Sublessee shall obtain and keep in force a policy of excess liability coverage with a liability limit of $500,000,000, including coverage for pollution events, and all such insurance shall be endorsed to name Sublessor as an additional insured. Up to $100,000,000 of such insurance shall also be endorsed to name the Master Landlord as an additional insured.

(e) Sublessee will operate the Premises in accordance with all legal and regulatory requirements.

(f) Sublessee shall be responsible for complying with the obligations of Sublessor as the tenant under the Master Lease with respect to hazardous materials, subject to any reimbursement or other indemnification obligations of Sublessor to Sublessee under any other agreements between Sublessor and Sublessee.

(g) Sublessee acknowledges and agrees that there is no privity of contract between Sublessee and the Master Landlord.

4. Default. “Default” under this Sublease shall occur if either party shall fail to perform any of its material obligations hereunder (except when such failure shall be excused under other provisions hereof). Upon such default, the non-defaulting party shall have the option to terminate this Sublease as follows: (i) the non-defaulting party shall give written notice to the defaulting party stating specifically the default or breach relied upon by the non-defaulting party

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as justifying termination hereof. If said default or breach is not remedied within thirty (30) days after receipt of notice, if therein remediable, or if the defaulting party fails to commence promptly and attempt diligently to remedy the same where said default or breach is not remediable within thirty (30) days after receipt of said written notice, the non-defaulting party shall have the right to terminate this Sublease. If within such thirty (30) day period the defaulting party does remedy the default or breach, or commences promptly and attempts diligently to remedy or remove the same where not remediable within such thirty (30) day period, and fully indemnifies the non-defaulting party from any and all loss and liability resulting directly from such default or breach, the notice shall be withdrawn and this Sublease shall continue in full force and effect.

5. Leasehold Improvements.

(a) Effective as of the Commencement Date, Sublessor shall convey to Sublessee ownership of all of the Current Leasehold Improvements located on the Premises and owned by Sublessor as of the Commencement Date pursuant to a bill of sale to the Current Leasehold Improvements in the form attached hereto as Exhibit A (the “Bill of Sale”). Such conveyance shall be “as is” without representations or warranties of any kind whatsoever, express, implied or statutory, except as otherwise set forth in Section 6 below. In the event of a termination of this Sublease by reason of a default on the part of Sublessee, the Current Leasehold Improvements, together with any other leasehold improvements made subsequent to the Commencement Date (“Future Leasehold Improvements”; the Current Leasehold Improvements and the Future Leasehold Improvements being sometimes collectively referred to herein as the “Leasehold Improvements”), shall be conveyed by Sublessee to Sublessor and Sublessor shall pay to Sublessee the fair market value of the Leasehold Improvements valued as of the date of termination and with fair market value calculated as provided below, less the amount of any damages or diminution of the value of the Leasehold Improvements suffered by Sublessor as a result of any such default on the part of Sublessee. In the event of an early termination of this Sublease not due to the fault of Sublessor or Sublessee, all such Leasehold Improvements shall be conveyed by Sublessee to Sublessor and Sublessor shall pay to Sublessee the fair market value of the Leasehold Improvements valued as of the date of termination and with fair market value calculated as provided below. In order to effect any such conveyance, Sublessee shall take such actions and execute such documents as Sublessor may reasonably require, including, without limitation, execution of a bill of sale for such improvements. If Sublessee fails or refuses to execute such documents or take such actions, Sublessee hereby appoints Sublessor as its attorney-in-fact with authority to execute such documents and take such actions, which appointment is coupled with an interest and is irrevocable.

(b) Fair Market Value: The fair market value of the Leasehold Improvements shall be reasonably determined by Sublessor with such determination based on information regarding, without limitation, the nature of the particular Leasehold Improvement, its age and functionality, and the current sale price of similar improvements in the same industry, all as valued for their highest and best use at the time of termination of the Sublease. Sublessor shall provide Sublessee with written notice of the determination of the fair market value of the Leasehold Improvements within thirty (30) days after the termination of this Sublease. If Sublessee disagrees with Sublessor’s determination of the fair market value, and the parties cannot mutually agree upon the fair market value within twenty (20) days after the expiration of

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the thirty (30) day notice period, then the fair market value shall be determined by appraisal in the manner set forth below:

(i) The fair market value of the Leasehold Improvements shall be appraised by an appraiser with at least ten (10) years’ experience in the petroleum refining and logistic assets appraisal sector chosen by Sublessor (“First Appraisal”) and the appraisal report forwarded to Sublessee. If the First Appraisal is deemed unacceptable by Sublessee, then Sublessee shall so advise Sublessor in writing within ten (10) working days after receipt of the First Appraisal and Sublessee shall have the right to engage an appraiser with at least ten (10) years’ experience in the petroleum refining and logistic assets appraisal sector to appraise the Leasehold Improvements (“Second Appraisal”) and the appraisal report forwarded to Sublessor. In the event Sublessor shall deem the Second Appraisal to be unacceptable, then Sublessor shall advise Sublessee within ten (10) working days after receipt of the Second Appraisal, and the first appraiser and second appraiser shall together choose a third appraiser with at least ten (10) years’ experience in the petroleum refining and logistic assets appraisal sector who shall appraise the Leasehold Improvements (“Third Appraisal”) and forward the appraisal report to Sublessor and Sublessee. The cost of the First Appraisal shall be borne by Sublessor, and the cost of the Second Appraisal shall be borne by Sublessee. The cost of the Third Appraisal shall be shared equally between Sublessor and Sublessee. The fair market value for the Leasehold Improvements shall be the average of the two (2) closest appraisals. Each of the appraisers shall appraise the Leasehold Improvements for their highest and best use.

6. Representations and Warranties of Sublessor. Sublessor hereby represents and warrants to Sublessee as follows:

(a) The Master Lease is in full force and effect and neither party thereto is in default thereunder.

(b) Sublessor has title to the Current Leasehold Improvements, free and clear of all liens and encumbrances of any kind and nature, other than the Permitted Liens and the Master Lease.

7. Removal Obligations. To the extent the Master Landlord requires removal of Leasehold Improvements from the Premises at the end of the Master Lease term pursuant to Section 7.4 of the Master Lease, Sublessee shall be responsible for such removal. Further, in the event this Sublease is terminated by reason of Sublessee’s default hereunder within the thirty-six month (36) period prior to expiration of the Master Lease term, Sublessee shall be responsible, in addition to all other damages arising from such default, for the cost incurred by Sublessor in effecting any removal of the Leasehold Improvements required under the Master Lease.

8. Cross-Defaults. A default under this Sublease shall constitute a default under the Anacortes MTUTA, and a default under the Anacortes MTUTA shall constitute a default under this Sublease. Without limitation on the generality of the foregoing, if the Anacortes MTUTA is terminated by reason of a default by Sublessee, Sublessor shall have the right to terminate this Sublease by written notice to Sublessee.

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9. Early Right of Termination. If at any time following the termination or expiration of the Anacortes MTUTA, Sublessee desires to cease the conduct of operations from the Premises, Sublessee shall have the right to deliver to Sublessor a notice of such intent at least ninety (90) days prior to the intended date on which operations will cease, and Sublessor shall have the right, but not the obligation, to terminate this Sublease by delivering written notice to Sublessee. If Sublessor has not made such election prior to the date of such cessation of operations, Sublessor shall continue to have the right to terminate this Sublease at any time after Sublessee ceases operations and before Sublessee recommences operations from the Premises, to terminate this Sublease by delivering written notice to Sublessee. Unless and until Sublessee has given the foregoing notice to Sublessor of its intent to cease operations from the Premises, Sublessee shall continuously operate from the Premises to an extent reasonably consistent with prior operations from the Premises by Sublessor, and a failure of Sublessee to so operate, unless such failure is a result of casualty or other force majeure event, shall constitute a default on the part of Sublessee.

10. Amendments to Master Lease. Sublessee shall have the right to seek amendments to the terms of the Master Lease, which amendments shall be subject to Sublessor’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of any such amendment, Sublessee shall be responsible for complying with the amended terms of the Master Lease, and Sublessee shall indemnify, defend and hold Sublessor harmless from and against any loss, cost or liability arising as a result of such amendment. Notwithstanding the foregoing, Sublessor shall have no obligation to consent to an amendment of the Master Lease (i) that extends the term of the Master Lease unless Sublessor is released from all further liability under the Master Lease as of the date on which the Master Lease would otherwise have expired, or (ii) that increases the rent or other obligations of the tenant under the Master Lease unless Sublessor is relieved of liability for the increased rent or other obligations.

11. Master Lease Renewal. In the event Sublessor consummates a new master lease of the Premises with the Master Landlord following the expiration of the Master Lease, or the Master Lease is extended or renewed, Sublessor shall offer to enter into a new sublease with Sublessee (subject to any required consent from the Master Landlord) for the term of the new, or extend or renewed, master lease and on other terms and conditions which mirror to the extent possible the terms and conditions of such new, or extended and renewed, master lease. Sublessor shall also have the right to negotiate its own direct lease of the Premises from the Master Landlord.

12. Counterparts. This Sublease may be signed by the parties in different counterparts and the signature pages combined to create one document binding on all parties.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Sublease as of the date first above written.

Sublessor:	Sublessee:

Tesoro Refining & Marketing Company LLC,	Tesoro Logistics Operations LLC,
a Delaware limited liability company	a Delaware limited liability company

By:	By:

Signature Page to Sublease

Exhibit A

Bill of Sale

FOR GOOD AND VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, the undersigned, Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“TRMC”), does hereby transfer and assign to Tesoro Logistics Operations LLC, a Delaware limited liability company (“TLO”), all of its right, title and interest, if any, in and to the leasehold improvements located on the Premises (as that term is defined in that certain Sublease dated                      , 20     (the “Sublease”), between TRMC, as sublessor, and TLO, as sublessee), including without limitation the items listed in Schedule 1 attached hereto, such transfer and assignment being on an “as is” basis, without any representations or warranties, express, implied or statutory, of any kind whatsoever, except as set forth in the Sublease.

Dated: , 20	Tesoro Refining & Marketing Company LLC, a Delaware limited liability company

By:
Name:
Title:

SCHEDULE 1 TO BILL OF SALE

List of Current Leasehold Improvements to be Transferred from Sublessor to Sublessee

All machinery and equipment, mobile or otherwise, systems and other tangible personal property owned and used by Sublessor primarily in connection with leasing or operation of the Premises, including (a) all production units, processing units and distillation systems, (b) all heating, lighting, and power systems, fire prevention and fire extinguishing systems, control systems, emergency warning and emergency preparedness systems and related assets, (c) all storage and other tanks, meters, pumps, engines, compressors, pipes, fittings, valves, connections, regulators, loading and unloading lines and racks, (d) all computers, servers, printers, computer hardware, wired or mobile telephones, on-site process control and automation systems, telecommunications assets, and other information-technology-related equipment that is used exclusively in connection with the Premises and that is owned by Sublessor or leased by Sublessor, (e) all tools, (f) all furniture and furnishings, (g) all vehicles and (h) all other tangible personal property, in each case presently owned by Sublessor, located in or on the Premises.

ANNEX B

ANACORTES MARINE TERMINAL USE AND THROUGHPUT AGREEMENT

This ANACORTES MARINE TERMINAL USE AND THROUGHPUT AGREEMENT (the “Agreement”) is dated as of the Commencement Date (defined below in Section 1), by and between Tesoro Logistics Operations LLC, a Delaware limited liability company (“Operator”), and for purposes of Section 22(a) only, Tesoro Logistics GP, LLC, a Delaware limited liability company (the “General Partner”), and Andeavor Logistics LP, a Delaware limited partnership (the “Partnership”), on the one hand, and Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“Customer”), on the other hand.

RECITALS

WHEREAS, Customer is the current tenant under that certain Aquatic Lands Lease No. 20-A121165, dated August 21, 2004 (the “Master Lease”), between Customer and the State of Washington, acting through the Department of Natural Resources (“Master Landlord”), covering the property in Skagit County, Washington, described in Exhibit A to the Master Lease (the “Anacortes Marine Terminal”);

WHEREAS, concurrently herewith, Customer has entered into a Sublease (the “Sublease”) with Operator pursuant to which Customer has subleased the Anacortes Marine Terminal to Operator and has transferred to Operator all of Customer’s leasehold improvements located at the Anacortes Marine Terminal;

WHEREAS, during the Term, Customer desires for Operator to provide the services set forth herein relating to the Anacortes Marine Terminal in order to enable Customer to receive and ship Products to and from Marine Vessels and terminals and pipelines;

WHEREAS, Operator is willing to provide such services to Customer; and

WHEREAS, Operator and Customer desire to enter into this Agreement to memorialize the foregoing and the terms of their commercial relationship regarding the Anacortes Marine Terminal.

NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties (as defined below) to this Agreement hereby agree as follows:

SECTION 1 DEFINITIONS

Capitalized terms used throughout this Agreement shall have the meanings set forth below, unless otherwise specifically defined herein.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Facilities” means all wharves, personnel, spill response equipment, emergency response equipment, fire pumps, fire extinguishers, fire monitors, Self-Contained Breathing Apparatus (“SCBA”), toxic gas monitoring equipment, winches, loading arms, hoses, drains, pipes, valves, manifolds, pumps, meters, and all other related equipment and facilities that support the infrastructure required to deliver Customer’s Product between a Marine Vessel and the Refinery facilities, including the pipeline interconnection between the Anacortes Marine Terminal and the Refinery facilities and the marine vapor recovery system located on or adjacent to the Anacortes Marine Terminal, but excluding the vapor compression, recovery and destruction system operated by Customer at the Refinery, which is being used to provide services to the Anacortes Marine Terminal.

“API” means the American Petroleum Institute.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“ASTM” means the American Society for Testing and Materials.

“Anacortes Marine Terminal” has the meaning set forth in the Recitals.

“Barrel” means a volume equal to 42 U.S. gallons of 231 cubic inches each, at 60 degrees Fahrenheit under one atmosphere of pressure.

“Base Fee” means the per Barrel throughput fees at the Anacortes Marine Terminal as set forth on a Terminal Service Order multiplied by the actual throughput by Customer across the Anacortes Marine Terminal for the particular Month.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.

“Claims” has the meaning set forth in Section 19(a).

“Commencement Date” means                      , 20    .

“Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.

“Contaminated Product” means Product that has one or more of the following characteristics: (a) contains foreign substances not inherent or naturally occurring in Product; and/or (b) fails to meet Operator’s minimum specifications.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated November 8, 2017, by and among Andeavor, a Delaware corporation (“Andeavor”), Customer, the General Partner, the Partnership and Operator.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Customer” has the meaning set forth in the Preamble.

“Customer Group” has the meaning set forth in Section 19(a).

“Customer Insurance Group” has the meaning set forth in Section 23(b).

“Extension Period” has the meaning set forth in Section 4.

“First Offer Period” has the meaning set forth in Section 20(e).

“Force Majeure” means events or circumstances, whether foreseeable or not, not reasonably within the control of Operator and which, by the exercise of due diligence, Operator is unable to prevent or overcome, that prevent or limit performance of Operator’s obligations, including: acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, orders of Governmental Authorities, explosions, terrorist acts, breakage, accident to machinery, equipment, storage tanks or lines of pipe, and inability to obtain or unavoidable delays in obtaining material or equipment and similar events.

“General Partner” has the meaning set forth in the Preamble.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body, port authority or other authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Gross Standard Volume” means the total volume of all petroleum liquids and sediment and water, excluding free water, corrected by the appropriate volume correction factor for the observed temperature and API gravity, relative density, or density to a standard temperature such as 60 degrees Fahrenheit and also corrected by the applicable pressure correction factor and meter factor.

“Initial Term” has the meaning set forth in Section 4.

“Major Project Costs” or “MPC” have the meanings set forth in Section 7(a)(i).

“Marine Vessel” means any ocean tanker, ocean barge, river barge or other marine vessel.

“Master Lease” has the meaning set forth in the Recitals.

“Minimum Marine Throughput Volume” means an aggregate volume of 1,882,183 Barrels of Products per Month throughput across the Anacortes Marine Terminal; provided, however, that the Minimum Marine Throughput Commitment for the Month in which the Commencement Date occurs, and for the Month in which the Termination Date occurs, shall be prorated in accordance with the ratio of the number of days within the Term of this Agreement in such Month to the total number of days in such Month.

“Month” means the period commencing on the Commencement Date and ending on the last day of that calendar month and each successive calendar month thereafter.

“MTVF” means a Monthly fee calculated by multiplying the Minimum Marine Throughput Volume by the per Barrel throughput fees at the Anacortes Marine Terminal as set forth on a Terminal Service Order.

“Omnibus Agreement” means that certain Fourth Amended and Restated Omnibus Agreement, dated as of October 30, 2017, by and among Andeavor, Customer, Tesoro Companies, Inc., Tesoro Alaska Company LLC, the General Partner and the Partnership, as such agreement (and the schedules thereto) may be amended, supplemented or restated from time to time.

“Operator” has the meaning set forth in the Preamble.

“Operator Group” has the meaning set forth in Section 19(b).

“Partnership” has the meaning set forth in the Preamble.

“Partnership Change of Control” means Andeavor ceases to Control the General Partner.

“Party” or “Parties” means that each of Operator and Customer is a “Party” and collectively are the “Parties” to this Agreement.

“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Product” or “Products” means crude oil, gasoline, gasoline blend components, diesel, distillate, distillate blend components, jet/aviation fuel, aromatics, LPGs, fuel oil, syncrude, cut back resid, cutter stock, gas oil and/or other commodities specified in this Agreement or otherwise mutually agreed upon by the Parties.

“Project Cost Reimbursements” or “PCR” have the meanings set forth in Section 7(b)(ii).

“Receiving Party Personnel” has the meaning set forth in Section 26(d).

“Refinery” means Customer’s refinery located near Anacortes in Skagit County, Washington, including without limitation, tanks owned and operated by Operator to provide services to Customer under separate agreements.

“Regulatory Obligations” means standards, regulations, permits or conditions required by a Governmental Authority.

“Related Agreements” means the Anacortes II Storage Services Agreement, the Anacortes Manifest Rail Terminalling Services Agreement, and the Transportation Services Agreement (Anacortes Short Haul Pipelines) entered into by the Parties hereto dated November 8, 2017, and the Sublease.

“Right of First Refusal” has the meaning set forth in Section 20(e).

“Secondment Agreement” shall mean the First Amended and Restated Secondment and Logistics Services Agreement dated as of October 30, 2017, and related service orders, as such agreement (and the schedules thereto) may be amended, supplemented or restated from time-to-time.

“Services” has the meaning set forth in Section 13(a).

“Shortfall Credit” has the meaning set forth in Section 9(b).

“Sublease” has the meaning set forth in the Recitals.

“Surcharge” has the meaning set forth in Section 7(b).

“Term” has the meaning set forth in Section 4.

“Terminal Service Order” has the meaning set forth in Section 9(a).

“Termination Date” means the last day of the Term of this Agreement.

“Waste” means any (a) spent or remnant commercial chemical products, previously of beneficial use, or other inherently waste-like material; and/or (b) oily ballast water, oily bilge water, sludge, and/or cargo residue by a Marine Vessel transferring Product into or out of the Anacortes Marine Terminal. Residual Product that retains a beneficial use, including recycling, oil recovery and re-refining, is not Waste unless it is destined for disposal.

SECTION 2 GENERAL UNDERTAKINGS

Subject to the terms and conditions of this Agreement, Operator’s operating permits, the limitations of the Anacortes Marine Terminal, the limitations of connecting carriers, the rules and procedures for the Anacortes Marine Terminal (if any) set forth in Terminal Service Orders, and all Applicable Law, Operator shall provide throughput service for Customer’s Marine Vessels, subject to Anacortes Marine Terminal availability as provided herein, and be compensated for such services pursuant to this Agreement. During the Term the Anacortes Marine Terminal shall be dedicated and used exclusively for the throughput of the Products of Customer. Each Month during the Term, Customer shall throughput across the Anacortes Marine Terminal at least the Minimum Marine Throughput Commitment. Customer’s personnel shall be granted access to the Anacortes Marine Terminal for the purpose of boarding and unboarding its Marine Vessels. For purposes of this Agreement, Customer’s Marine Vessels and personnel shall include those of Customer and/or its suppliers and trade partners accessing the Anacortes Marine Terminal.

SECTION 3 RESERVED

SECTION 4 TERM

The initial term of this agreement shall be for a period beginning on the Commencement Date and ending November 7, 2027 (the “Initial Term”), provided, however, that Customer may, at its sole option, extend the Initial Term for up to two (2) renewal terms of five (5) years each (each, an “Extension Period”) by providing written notice of its intent to Operator no less than twelve (12) Months prior to the end of the Initial Term or the then-current Extension Period. The Initial Term and any Extension Period shall be referred to herein as the “Term”. Notwithstanding the foregoing, this Agreement shall automatically terminate if the Sublease expires or is terminated or cancelled and is not extended or renewed; provided that this Agreement shall remain in full force and effect if, concurrently with such termination or cancellation of the Sublease, Operator enters into a new direct lease of the Anacortes Marine Terminal with the Master Landlord.

SECTION 5 THROUGHPUT FEES

(a) Customer agrees to pay Operator the higher of the Base Fee or the MTVF.

(b) During any Month that the Anacortes Marine Terminal is not available to receive any of Customer’s Marine Vessels on a day in which Customer’s Marine Vessel is scheduled to have access to the Anacortes Marine Terminal, for any reason other than Customer’s actions or inactions, including without limitation, Operator’s actions or inactions or a Force Majeure affecting the Anacortes Marine Terminal or the Ancillary Facilities, and such unavailability prevents Customer from throughputting the Minimum Marine Throughput Volume, the Minimum Marine Throughput Volume (and resulting MTVF) for such Month will be reduced as follows: the Minimum Marine Throughput Volume will be proportionally reduced in proportion to the number of days in such Month when Customer’s Marine Vessels were prevented from having access to the Anacortes Marine Terminal as a result of the Anacortes Marine Terminal being unavailable.

SECTION 6 NEWLY IMPOSED TAXES AND REGULATIONS

Customer shall promptly pay or reimburse Operator for any newly imposed taxes, levies, royalties, assessments, licenses, fees, charges, surcharges and sums due of any nature whatsoever (other than income taxes, gross receipt taxes and similar taxes) by any federal, state or local government or agency that Operator incurs on Customer’s behalf for the services provided by Operator under this Agreement or any Terminal Service Order. If Operator is required to pay any of the foregoing, Customer shall promptly reimburse Operator in accordance with the payment terms set forth in this Agreement. Any such newly imposed taxes or regulatory fees as provided for in this Section 6 shall be specified in an applicable Terminal Service Order.

SECTION 7 EXPENDITURE REQUIRED BY NEW LAWS AND REGULATIONS

(a) Surcharge. If, during the Term, any existing laws or regulations are changed or any new laws or regulations are enacted that require Operator to make substantial and unanticipated expenditures (whether capitalized or otherwise) with respect to the Anacortes Terminal or with respect to the services provided hereunder, Operator may, subject to the terms of this Section 7, impose a surcharge to increase the applicable service fee (“Surcharge”), to cover Customer’s pro rata share of the cost of complying with these laws or regulations, based upon the percentage of Customer’s use of the services or facilities impacted by such new laws or regulations.

(b) Notification and Mitigation. Operator shall notify Customer of any proposed Surcharge to be imposed pursuant to Section 7(a) sufficient to cover the cost of any required capital projects and any ongoing increased operating costs. Operator and Customer then shall negotiate in good faith for up to thirty (30) days to mutually determine the effect of the change in law or regulation or new law or regulation, the cost thereof, and how such cost shall be amortized at an interest rate of no more than LIBOR plus six percent (LIBOR + 6%) as a Surcharge, with the understanding that Operator and Customer shall use their reasonable commercial efforts to mitigate the impact of, and comply with, these laws and regulations. Without limiting the foregoing, if expenditures requiring a Surcharge may be avoided or reduced through changes in operations, then the Parties shall negotiate in good faith to set forth the appropriate changes in a Terminal Service Order to evidence the reduction of the amount of a Surcharge while leaving the Parties in the same relative economic position they held before the laws or regulations were changed or enacted.

(c) Less Than 15% Surcharge. In the event any Surcharge results in less than a fifteen percent (15%) increase in the applicable service fee, Customer will be assessed such Surcharge on all future invoices during the period in which such Surcharge is in effect for the applicable amortization period, and Operator shall not terminate the affected service from this Agreement.

(d) 15% or More Surcharge. In the event any Surcharge results in a fifteen percent (15%) or more increase in the applicable service fee, Operator shall notify Customer of the amount of the Surcharge required to reimburse Operator for its costs, plus carrying costs, together with reasonable supporting detail for the nature and amount of any such Surcharge.

(i) If within thirty (30) days of such notification provided in this Section 7(d), Customer does not agree to pay such Surcharge or to reimburse Operator up front for its costs, Operator may elect to either:

a. require Customer to pay such Surcharge, up to a fifteen percent (15%) increase in the applicable service fee; or

b. terminate the service under this Agreement to which the Surcharge applies, upon notice to Customer.

(ii) Operator’s performance obligations under this Agreement shall be suspended or reduced during the above thirty (30) day period to the extent that Operator would be obligated to make such expenditures to continue performance during such period.

(e) Resolution of Surcharge. Following a resolution with respect to the amount and manner of payment of a Surcharge pursuant to this Section 7, the Parties shall execute an appropriate Terminal Service Order memorializing the terms of such resolution.

(f) Payment of Surcharge. In lieu of paying the Surcharge in connection with any required capital project, Customer may, at its option, elect to pay the full cost of the substantial and unanticipated expenditures upon completion of a project.

SECTION 8 RESERVED

SECTION 9 TERMINAL SERVICE ORDERS; PAYMENTS

(a) Description. Operator and Customer shall enter into one or more terminal service orders for the Anacortes Marine Terminal substantially in the form attached hereto as Exhibit 1 (each, a “Terminal Service Order”). Upon a request by Customer pursuant to this Agreement or as deemed necessary or appropriate by Operator in connection with the services to be delivered pursuant hereto, Operator shall generate a Terminal Service Order to set forth the specific terms and conditions for providing the applicable services described therein and the applicable fees to be charged for such services. No Terminal Service Order shall be effective until fully executed by both Operator and Customer. Items available for inclusion on a Terminal Service Order include, but are not limited to:

(i) any rules and procedures for the Anacortes Marine Terminal (if any) referenced in Section 2;

(ii) the per Barrel throughput fees at the Anacortes Marine Terminal;

(iii) any reimbursement pursuant to Section 6;

(iv) any surcharge pursuant to Section 7;

(v) the specifics of operations as referenced in Sections 14 and 27; and

(vi) any other services as may be agreed.

(b) Monthly Shortfall Credit. If the Base Fee is less than the MTVF, then Customer shall receive a “Shortfall Credit” equal to such difference.

(c) Monthly Reconciliation. Actual volumes of Barrels throughput across the Anacortes Marine Terminal are to be determined Monthly, based upon Marine Vessel deliveries and Marine Vessel receipts during that Month and credited towards the Minimum Marine Throughput Volume in such Month. A Marine Vessel’s cargo will apply to the Month in which loading and unloading is completed, provided that if a cargo is unable to be loaded or unloaded in the Month in which loading or unloading was scheduled due to the failure of Operator to perform as scheduled, then the Parties shall negotiate in good faith to determine the appropriate Month in which to credit receipt of such cargo. The Shortfall Credit shall be credited as follows:

(i) The dollar amount of any Shortfall Credit included in the Monthly invoice will be posted as a credit to Customer’s account and may be applied against amounts owed by Customer for volumes in excess of the Minimum Marine Throughput Volume during any of the succeeding three (3) Months; and

(ii) Any portion of the Shortfall Credit that is not used by Customer during the succeeding three (3) Months will expire at the end of said three (3) Month period relating to the respective credit and be reset to zero.

(d) Invoices. Except with respect to the MPC payment methods described in Section 7(b), Operator shall invoice Customer on a Monthly basis and Customer shall pay all amounts due under this Agreement and any Terminal Service Order no later than ten (10) calendar days after Customer’s receipt of Operator’s invoices. Any past due payments owed by either Party shall accrue interest, payable on demand, at the lesser of (i) the rate of interest announced publicly by JPMorgan Chase Bank, in New York, New York, as JPMorgan Chase Bank’s prime rate (which Parties acknowledge and agree is announced by such bank and used by the Parties for reference purposes only and may not represent the lowest or best rate available to any of the customers of such bank or the Parties), plus four percent (4%), and (ii) the highest rate of interest (if any) permitted by Applicable Law, from the due date of the payment through the actual date of payment.

(e) Disputed Amounts. If Customer reasonably disputes any amount invoiced by Operator, Customer shall pay the amount of the invoice when due and provide Operator with written notice stating the nature of the dispute prior to thirty (30) days after the due date of the invoice. Customer and Operator shall use reasonable commercial diligence to resolve disputes in a timely manner through the dispute resolution procedures provide for herein. All portions of the disputed amount determined to be owed the Customer shall be refunded to the Customer within ten (10) days of the dispute resolution.

(f) Fee Increases. Any fees of a fixed amount set forth in this Agreement and any Terminal Service Order shall be increased on July 1 of each year of the Term, commencing on July 1, 2018, by a percentage equal to the greater of zero or the positive change, if any, in the CPI-U (All Urban Consumers) for the prior calendar year, as reported by the Bureau of Labor Statistics, and rounded to the nearest one-tenth (1/10) of one percent (1%).

(g) Conflict between Agreement and Terminal Service Order. In case of any conflict between the terms of this Agreement and the terms of any Terminal Service Order, the terms of the applicable Terminal Service Order shall govern.

SECTION 10 PRODUCT SPECIFICATIONS

(a) Product Quality.

(i) Product Testing. Upon request, Customer shall provide Operator a laboratory report for each Product delivery by Customer or Customer’s supplier. Operator will not be obligated to receive Contaminated Product for throughput across the Anacortes Marine Terminal, nor will Operator be obligated to accept Product that fails to meet the quality specifications set forth in the arrival notice.

(ii) Off-Spec/Contaminated Product. Operator may, without prejudice to any other remedy available to Operator, reject and return Contaminated Product to Customer, even after delivery to Operator at the Anacortes Marine Terminal. Customer at its sole cost and expense shall be responsible for all damages of any kind, in addition to commodity or Waste removal and cleaning costs for connecting pipelines or third party tankage, resulting from the introduction of Contaminated Product. Customer shall remove and replace any Contaminated Product or reimburse Operator for any and all expenses incurred in removing and/or replacing any such Contaminated Product received.

(b) Product Warranty. Customer warrants to Operator that all Products tendered by or for the account of Customer for throughput across the Anacortes Marine Terminal will conform to Operator’s minimum specifications for such Product and the most recently available and commonly accepted assay and any applicable API or ASTM standards. Operator may rely upon the specifications and representations of Customer as to Product quality.

(c) Material Safety Data Sheet. Customer will provide Operator with a Material Safety Data Sheet and any other information required by any federal, state, or local authority for all Products throughput across the Anacortes Marine Terminal. Customer shall provide its customers with the appropriate information on all Products throughput across the Anacortes Marine Terminal.

(d) Quality Analysis. Operator will not perform any Product quality analysis on behalf of Customer unless Customer so requests in writing. Any such quality analyses, including any costs for independent inspectors appointed by Customer, are for Customer’s account. In the absence of fraud or manifest error, any quality determination performed by Operator hereunder shall be binding on both Parties. Customer or its designated independent inspector may observe Operator in any measurement or sampling.

SECTION 11 PRODUCT QUANTITY.

The quantity of product received from or loaded to Customer’s Marine Vessels shall be based on Gross Standard Volume using the applicable API and ASTM or equivalent standards for Marine Vessel movements by the following (in order of preference), subject to Operator’s reasonable discretion to choose an alternative method: (a) by meters, (b) by static shore tank gauges of the tank or otherwise, (c) by inspector certificates, or (d) by a mutually agreeable method. The custody transfer quantity shall be determined by vessel gauges or bills of lading only when mutually agreed to by Customer and Operator. Customer shall provide Operator with all reasonable documentation with respect to the volumes throughput across the Anacortes Marine Terminal, including but not limited to, inspection reports, meter tickets or other similar documentation within three (3) Business Days of completion of any Marine Vessel discharge.

SECTION 12 WASTE AND HAZARDOUS MATERIALS

(a) Storage, Handling and Disposal of Waste. Operator and Customer will comply with Applicable Law regarding the storage and handling of Product and the disposal of any Waste. Customer shall pay or reimburse Operator for removal from the Anacortes Marine Terminal and Ancillary Facilities of any Waste or residuals, including all costs associated with any liabilities arising from such Waste or residual. During such removal, the fees and charges set forth in this Agreement will remain in effect. Unless stated otherwise herein, Operator shall be responsible for any fines, penalties, claims, violations, or similar obligations related to Operator’s operation of the Anacortes Marine Terminal and Ancillary Facilities.

(b) Waste Discharge from Marine Vessels. Operator will not accept Waste from Marine Vessels that discharge cargoes at the Anacortes Marine Terminal. If Waste is tendered from Marine Vessels as required by any MARPOL Annex, similar regulations, Applicable Law, or the United States Coast Guard, Customer agrees to arrange, or authorize a representative of the Marine Vessel to arrange on the Marine Vessel’s or on Customer’s behalf, for disposal of all such Waste using third-party services approved by Operator, such approval not to be unreasonably withheld, conditioned or delayed. If Customer or its authorized representative refuses to arrange for the removal of such Waste, Operator will arrange for the removal and disposal of such Waste, and Customer shall reimburse Operator for the cost of receiving, handling, storing, and shipping such Waste and shall pay for appropriate treatment, storage and disposal of such Waste in compliance with Applicable Law.

(c) Hazardous Materials—Reporting. Operator will report its handling of all hazardous materials for Customer as required by Applicable Law. Customer will accurately and properly represent the nature of all such materials to Operator. Customer agrees to reimburse Operator for any reasonable, direct charges that Operator may be required to pay for the handling of Product, excluding penalties, fines or excess charges resulting from material errors or omissions in Operator’s reporting as required by Applicable Law.

SECTION 13 SERVICES; HOURS; VOLUME GAINS AND LOSSES

(a) Services. Operator shall throughput and handle Customer’s Products across the Anacortes Marine Terminal, make all tie-ups and connections at the Anacortes Marine Terminal (excluding all connection and disconnection of cargo hoses or loading arms at a Marine Vessel’s manifold), provide regulatory compliance reporting that Operator is required to perform as the Anacortes Marine Terminal operator, and provide such other services set forth in this Agreement (the “Services”). Operator will timely provide Customer with a copy of any regulatory compliance report filed by Operator regarding Customer’s Product upon request by Customer. Operator will provide the labor and supervision necessary to perform the Services contemplated by this Agreement, and Operator will provide and maintain the equipment necessary to perform the Services contemplated by this Agreement. Operator will maintain the Anacortes Marine Terminal according to the Master Lease, the Sublease and good industry practice and will use reasonable care in performing the Services consistent with customary industry practices. Customer personnel shall make all other Marine Vessel connections to the Anacortes Marine Terminal, chicksans or hoses.

(b) Existing Contractors. Operator may continue to utilize labor, equipment, materials and supplies provided by contractors under their existing service agreements with Customer to perform work to be performed by Operator hereunder, without the requirement that such existing contracts be amended, assigned or replaced. Such contracts with Customer may continue to cover the work to be provided by Operator hereunder, as provided under Section 4(a) of the Secondment Agreement, and Operator shall be responsible for the costs and expenses of such work performed by such contractors pursuant to those provisions of the Secondment Agreement.

(c) Hours. Subject to the terms and conditions of the rules and procedures for the Anacortes Marine Terminal (if any) set forth in Terminal Service Orders, the Anacortes Marine Terminal will be available on 24/7/365 basis, as needed.

(d) Volume Gains and Losses. Operator shall have no obligation to measure volume gains and losses and shall have no liability whatsoever for normal course physical losses that may result from the transportation of the Products across the Anacortes Marine Terminal, except if such losses are caused by the negligence or willful misconduct of Operator. Customer will bear any volume gains and losses that may result from the transportation of the Products across the Anacortes Marine Terminal.

SECTION 14 OPERATIONS

Operator shall operate the Anacortes Marine Terminal in accordance with the applicable provisions of a Terminal Service Order with respect to the Anacortes Marine Terminal.

SECTION 15 TITLE AND RISK OF LOSS; CUSTODY AND CONTROL

(a) Title and Risk of Loss. Title and the risk of loss or damage to the Product shall remain at all times with the owner of the Product, subject to any lien in favor of Operator under Applicable Laws.

(b) Custody and Control.

(i) For Marine Vessel deliveries, Operator will have custody of Product from the time Product passes the flange connecting the delivery line of the delivering Marine Vessel until such time as the Product passes to Customer’s pipelines, third party pipelines, or applicable tanks.

(ii) For Marine Vessel loading, Operator will have custody of Product from the time Product passes from Customer’s pipelines, third party pipelines, or applicable tanks until such time as the Product passes to the flange connecting the receiving line of the loading Marine Vessel.

SECTION 16 RESERVED

SECTION 17 COMPLIANCE WITH LAW AND GOVERNMENT REGULATIONS

(a) Customer Certification. Customer certifies that none of the Products covered by this Agreement were derived from crude petroleum, petrochemical, or gas which was produced or withdrawn from storage in violation of any federal, state or other governmental law, nor in violation of any rule or regulation promulgated by any governmental agency having jurisdiction in the premises.

(b) Compliance with Applicable Law. The Parties are entering into this Agreement in reliance upon and shall comply in all material respects with all Applicable Law which directly or indirectly affects the Products throughput hereunder, or any receipt, throughput delivery, transportation, handling or storage of Products hereunder or the ownership, operation or condition of the Anacortes Marine Terminal. Each Party shall be responsible for compliance with all Applicable Law associated with such Party’s respective performance hereunder and the operation of such Party’s facilities. Without limiting Customer’s reimbursement obligations under Section 6(b), in the event any action or obligation imposed upon a Party under this Agreement shall at any time be in conflict with any requirement of Applicable Law, then this Agreement shall immediately be modified to conform the action or obligation so adversely affected to the requirements of the Applicable Law, and all other provisions of this Agreement shall remain effective.

(c) Material Change in Applicable Law. Without limiting Customer’s reimbursement obligations under Section 6(b), if during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement or a Terminal Service Order and which has a material adverse economic impact upon a Party, either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement or a Terminal Service Order with respect to future performance. The Parties shall then meet to negotiate in good faith amendments to this Agreement or an applicable Terminal Service Order that will conform to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.

SECTION 18 LIMITATION OF LIABILITY

(a) Waiver of Consequential and Other Damages. IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF SUCH PARTY WHILE PERFORMING ITS OBLIGATIONS UNDER THIS AGREEMENT, EXCEPT WITH RESPECT TO INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ACTUALLY AWARDED TO A THIRD PARTY OR ASSESSED BY A GOVERNMENTAL AUTHORITY AND FOR WHICH A PARTY IS PROPERLY ENTITLED TO INDEMNIFICATION FROM THE OTHER PARTY PURSUANT TO THE EXPRESS PROVISIONS OF THIS AGREEMENT.

(b) Claims and Liability for Lost Product. Operator shall not be liable to Customer for lost or damaged Product unless (i) Operator would be responsible under Section 13(d) and (ii) Customer notifies Operator in writing within ninety (90) days of the report of any incident or the date Customer learns of any such loss or damage to the Product. Operator’s maximum liability to Customer for any lost or damaged Product shall be limited to (i) the lesser of (1) the replacement value of the Product at the time of the incident based upon the price as posted by Platts or similar publication for similar Product in the same locality, and if no other similar Product is in the locality, then in the state, or (2) the actual cost paid for the Product by Customer (copies of Customer’s invoices of cost paid must be provided), less (ii) the salvage value, if any, of the damaged Product.

(c) Demurrage. Operator assumes no liability for demurrage (whether related to marine movements or otherwise), except if such demurrage is the result of Operator’s negligence or willful misconduct or except as provided in an applicable Terminal Service Order.

(d) No Guarantees or Warranties. Except as expressly provided in this Agreement, neither Customer nor Operator makes any guarantees or warranties of any kind, expressed or implied. Operator specifically disclaims all implied warranties of any kind or nature, including any implied warranty of merchantability and/or any implied warranty of fitness for a particular purpose.

SECTION 19 INDEMNIFICATION

(a) Duty to Indemnify Customer Group. Notwithstanding anything to the contrary in this Agreement or any Terminal Service Order, Operator SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS Customer, its affiliates and their respective officers, directors, employees, agents, successors, and assigns (excluding any member of the Operator Group) (collectively, the “Customer Group”) from and against all claims, suits, causes of action, demands, losses, liabilities, damages, costs, expenses, fees (including, but not limited to, reasonable attorney’s fees), and court costs (collectively, “Claims”), inclusive of Claims made by third parties, arising from or relating to any injury to or death of persons and/or damage, loss, or injury to any property (excluding Product) TO THE EXTENT OF THE PERCENTAGE OR PROPORTION OF DETERMINED FAULT ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, WILLFUL MISCONDUCT OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF OPERATOR OR ANY MEMBER OF THE OPERATOR GROUP (AS DEFINED BELOW) WHILE PERFORMING OPERATOR’S OBLIGATIONS UNDER THIS AGREEMENT.

(b) Duty to Indemnify Operator Group. Notwithstanding anything to the contrary in this Agreement or any Terminal Service Order, CUSTOMER SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS General Partner, the Partnership, their subsidiaries and their respective officers, directors, members, managers, employees, agents, successors, and assigns (collectively, the “Operator Group”) from and against all Claims, inclusive of Claims made by third parties, arising from or relating to any injury to or death of persons and/or damage, loss, or injury to any property (excluding Product) TO THE EXTENT OF THE PERCENTAGE OR PROPORTION OF DETERMINED FAULT ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, WILLFUL MISCONDUCT OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF CUSTOMER OR ANY MEMBER OF THE CUSTOMER GROUP WHILE USING THE ANACORTES MARINE TERMINAL AND/OR TO THE EXTENT OF THE PERCENTAGE OR PROPORTION OF DETERMINED FAULT ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, WILLFUL MISCONDUCT OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF CUSTOMER OR ANY MEMBER OF THE CUSTOMER GROUP WHILE PERFORMING CUSTOMER’S OBLIGATIONS UNDER THIS AGREEMENT.

(c) Failure to Maintain Required Coverages. In the event that (a) Customer does not maintain, or does not cause the Customer Insurance Group members to maintain, the insurance coverages required by Section 23 of this Agreement or (b) Customer fails to include Operator as an additional insured on all policies of insurance required by Section 23 of this Agreement, then Customer shall hold harmless and indemnify Operator against all Claims that otherwise would have been insured.

(d) Written Claim. Neither Party shall be obligated to indemnify the other Party or be liable to the other Party unless a written claim for indemnity is delivered to the other Party within ninety (90) days after the date that a Claim is reported or discovered, whichever is earlier.

(e) No Limitation. Except as expressly provided otherwise in this Agreement, the scope of these indemnity provisions may not be altered, restricted, limited, or changed by any other provision of this Agreement. The indemnity obligations of the Parties as set out in this Section 19 are independent of any insurance requirements as set out in Section 23, and such indemnity obligations shall not be lessened or extinguished by reason of a Party’s failure to obtain the required insurance coverages or by any defenses asserted by a Party’s insurers.

(f) Mutual and Express Acknowledgement. THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, WILLFUL MISCONDUCT OR OTHER FAULT OF ANY INDEMNIFIED PARTY.

EACH PARTY ACKNOWLEDGES THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

(g) Survival. These indemnity obligations shall survive the termination of this Agreement until all applicable statutes of limitation have run regarding any Claims that could be made with respect to the activities contemplated by this Agreement.

(h) Third Party Indemnification. If any Party has the rights to indemnification from a third party, the indemnifying party under this Agreement shall have the right of subrogation with respect to any amounts received from such third-party indemnification claim.

SECTION 20 DEFAULT

(a) A Party shall be in default under this Agreement if:

(i) the Party breaches any provision of this Agreement, a Terminal Service Order or any of the Related Agreements, which breach has a material adverse effect on the other Party, and such breach is not excused by Force Majeure or cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party (unless such failure is not commercially reasonably capable of being cured in such fifteen (15) Business Day period in which case such Party shall have commenced remedial action to cure such breach and shall continue to diligently and timely pursue the completion of such remedial action after such notice); or

(ii) the Party (1) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it, (2) makes an assignment or any general arrangement for the benefit of creditors, (3) otherwise becomes bankrupt or insolvent (however evidenced) or (4) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.

(b) If either of the Parties is in default as described above, then (i) if Customer is in default, Operator may or (ii) if Operator is in default, Customer may: (1) terminate this Agreement upon notice to the defaulting Party; (2) withhold any payments due to the defaulting Party under this Agreement and any Terminal Service Order; and/or (3) pursue any other remedy at law or in equity.

(c) Obligation to Cure Breach. If a Party breaches any provision of this Agreement, a Terminal Service Order or a Related Agreement, which breach does not have a material adverse effect on the other Party, the breaching Party shall still have the obligation to cure such breach.

(d) Cumulative Nature of Remedies. The remedies of Customer and Operator provided for in this Agreement shall not be exclusive, but shall be cumulative and shall be in addition to all other remedies at law or in equity.

(e) Right of First Refusal. In the event that Operator proposes to enter into a marine terminal use and throughput agreement with respect to the Anacortes Marine Terminal with a third party upon the termination of this Agreement, or any part hereof, for reasons other than by default by Customer,

Operator shall give Customer ninety (90) days prior written notice of any proposed new marine terminal use and throughput agreement with a third party, including (i) details of all of the material terms and conditions thereof and (ii) a thirty (30)-day period (beginning upon Customer’s receipt of such written notice) (the “First Offer Period”) in which Customer may make a good faith offer to enter into a new marine terminal use and throughput agreement with Operator (the “Right of First Refusal”). If Customer makes an offer on terms no less favorable to Operator than the third-party offer with respect to such marine terminal use and throughput agreement during the First Offer Period, then Operator shall be obligated to enter into a marine terminal use and throughput agreement with Customer on the terms set forth in Section 22(d). If Customer does not exercise its Right of First Refusal in the manner set forth above, Operator may, for the next ninety (90) days, proceed with the negotiation of the third-party marine terminal use and throughput agreement. If no third-party marine terminal use and throughput agreement is consummated during such ninety-day period, the terms and conditions of this Section 20(e) shall again become effective. Notwithstanding anything contained in this Section 20(e) to the contrary, Customer’s Right of First Refusal shall only be available and exercisable for a period of one hundred twenty (120) days after termination of this Agreement for reasons other than by default by Customer.

SECTION 21 FORCE MAJEURE

If a Party is unable to perform or is delayed in performing, in whole or in part, its obligations under this Agreement, other than the obligation to pay funds when due as a result of an event of Force Majeure at the Anacortes Marine Terminal or the Ancillary Facilities, then that Party shall promptly notify the other Party of the event of Force Majeure with reasonably full particulars and timing of such event. Such Party also shall promptly notify the other Party when the event of Force Majeure terminates or no longer adversely affects its ability to perform under this Agreement. The obligations of the Party giving notice, so far as they are affected by the event of Force Majeure, shall be suspended during, but not longer than, the continuance of the Force Majeure event. The affected Party must act with commercially reasonable diligence to resume performance, but it shall not be required to expend funds to settle strikes, lockouts or other labor difficulty. A Party’s inability economically to perform its obligations hereunder does not constitute an event of Force Majeure. If Operator is excused from providing services due to an event of Force Majeure, other than any fees that are already due and payable hereunder, any other fees incurred by Customer during the event of Force Majeure shall be excused or proportionately reduced, as appropriate, for so long as Operator’s performance is so excused due to the event of Force Majeure. In the event the Anacortes Marine Terminal or any part thereof is destroyed or damaged to such extent as to make them unusable, then Operator, in its sole discretion, subject to the terms and provisions of the Master Lease and the Sublease, may elect whether or not to repair, replace, or rebuild. An event of Force Majeure shall not extend the term of this Agreement. If an event of Force Majeure materially affects either Party’s performance under this Agreement and exists with respect to the Anacortes Marine Terminal or the Ancillary Facilities for twelve (12) Months, then either Party shall have the right to terminate this Agreement without further costs or obligation to the other Party.

SECTION 22 ASSIGNMENT; NEW MARINE TERMINALLING AGREEMENT; PARTNERSHIP CHANGE OF CONTROL

(a) As of the Commencement Date, the General Partner shall assign all of its rights and obligations under this Agreement to the Partnership. The Partnership shall immediately assign its rights and obligations hereunder to Operator. Upon such assignment to Operator, Operator shall have all of the respective rights and obligations set forth herein during the Term of this Agreement.

(b) Except as otherwise provided in this Section 22, Customer shall not transfer, assign, or convey its interests hereunder, in whole or in part, to a third party without the written consent of the Operator, which shall not be unreasonably withheld. Operator may assign its interest hereunder without consent from Customer to any subsidiary or affiliated company. Operator shall be permitted to make a collateral assignment of this Agreement solely to secure working capital financing for Operator. Customer may assign its interest hereunder without consent from Operator to any subsidiary or affiliated company or any purchaser of the Refinery, provided that such purchaser meets acceptable credit standards to be determined in Operator’s commercially reasonable discretion. A Party making a permitted assignment shall notify the other Party in writing at least ten (10) days prior to the effective date of such assignment.

(c) Customer’s obligations hereunder shall not terminate in connection with a Partnership Change of Control. Operator shall provide Customer with notice of any Partnership Change of Control at least sixty (60) days prior to the effective date thereof.

(d) Upon expiration of this Agreement pursuant to its terms, or in the event of a Partnership Change of Control, both Customer and Operator agree to enter into a new marine terminal use and throughput agreement for the Anacortes Marine Terminal that (i) is consistent with the terms set forth in this Agreement and (ii) has commercial terms that are, in the aggregate, equal to or more favorable to Operator than fair market value terms as would be agreed by similarly-situated parties negotiating at arm’s length; provided, however, that the term of any such new marine terminal use and throughput agreement shall be based on Refinery requirements, conditioned on Operator’s continued operation of the Anacortes Marine Terminal on terms and conditions acceptable to the Operator, and Operator shall not be required to extend the term of the Master Lease or the Sublease or subsequent renewals thereof in order to provide continuing services to Customer.

SECTION 23 INSURANCE

(a) Insurance Required by Operator. Operator shall be required to carry at least the minimum level of insurance required pursuant to the Master Lease and the Sublease.

(b) Insurance Required by Customer. Customer shall obtain at its sole cost and expense and shall carry and maintain in full force and effect, and cause its carriers, contractors, agents and representatives (collectively, the “Customer Insurance Group”) to obtain and maintain, insurance coverages with insurance companies rated not less than A-, IX by A.M. Best or otherwise reasonably satisfactory to Operator of the following types and amounts:

(i) Workers’ Compensation. Workers’ Compensation Insurance for statutory limits and in accordance with Applicable Laws of the state(s) where the work or operations under this Agreement are to be performed, including, without limitation, the U.S. Longshore and Harbor Workers’ Compensation Act as well as the Outer Continental Shelf Lands Act with Volunteer Compensation for marine operations to include transportation, wages, maintenance and cure, and Jones Act Coverage where required;

(ii) Employer’s Liability. Employer’s Liability Insurance (including, where applicable, maritime employer liability coverage and/or coverage for liabilities under the U.S. Longshore and Harbor Workers’ Act and the Jones Act), in the following minimum limits:

(1) Bodily injury by accident – $1,000,000 per accident;

(2) Bodily injury by disease – $1,000,000 each employee; and

(3) Bodily injury by disease – $1,000,000 policy limit.

(iii) Commercial Automobile. Commercial Automobile Liability Insurance covering each vehicle whether owned, non-owned, hired, operated, or used by Customer and/or any member of the Customer Insurance Group while in, on or adjacent to the Anacortes Marine Terminal, with a combined single limit of not less than one million dollars ($1,000,000) for bodily injury and property damage as to any one accident, including an MCS-90 endorsement.

(iv) Commercial General Liability. Commercial General Liability Insurance including coverages for contractual liability, third-party personal injury liability, and sudden and accidental pollution, with limits of not less than one million dollars ($1,000,000) per occurrence.

(v) Excess Liability. Excess Liability Insurance in excess of the insurance coverages required at Sections 23(a)(ii), (iii) and (iv) above, with a limit of not less than twenty-four million dollars ($24,000,000) per occurrence.

(c) Required Insurance for Customer’s Marine Carriers. Customer shall cause all marine carriers who will access the Anacortes Marine Terminal on its behalf to maintain insurance coverage as set forth below:

(i) Hull & Machinery. Hull and Machinery Insurance to the greater of the full market value or mortgage value of each vessel and her equipment used in performing services hereunder. Such insurance shall be endorsed to include navigation limits sufficient to cover all work locations and collision and tower’s liability with the Sistership Clause unamended.

(ii) Protection & Indemnity. Protection and Indemnity Insurance provided through any combination of (1) full entry with a Protection and Indemnity Club; and/or (2) policy(ies) with a commercial insurance company(ies) or underwriters syndicate(s) with terms no less broad than those customarily carried by similar marine carriers with a limit of not less than one billion dollars ($1,000,000,000). Such Protection and Indemnity insurance shall include coverage for injury to or death of master, mates, and crew; tower’s liability; excess collision liability; cargo legal liability; pollution liability; and contractual liability.

(iii) Certificate of Financial Responsibility (Water Pollution). Marine carriers are required to provide to Operator a current and valid Certificate of Financial Responsibility (Water Pollution) for its vessel(s) and as required by a Terminal Service Order prior to arrival at the Anacortes Marine Terminal. Evidence of all required insurance coverages for marine carriers must be received by Operator’s marine scheduler before approval to berth at the Anacortes Marine Terminal will be granted or before authorization to enter the Anacortes Marine Terminal area will be given, whichever is earlier.

(d) Certificates of Insurance; Endorsements. Excluding insurance for Customer’s marine carriers, Customer shall cause the Operator Group (as defined above) to be named as an additional insured on all policies of insurance secured by Customer and the members of the Customer Group in accordance with this Agreement. Customer shall furnish Operator with certificates of insurance evidencing this coverage. All policies shall be endorsed to provide that no material change or cancellation of the coverage shall occur until Operator has received thirty (30) days written notice. Customer hereby waives, and shall cause its insurers and those of the Customer Insurance Group to also waive any right of subrogation that they may have against the Operator or the Operator Group. All insurance coverage required hereunder shall be primary to, and not in excess of or contributory with, any insurance that may be maintained by Operator.

(e) Self-Insurance. Subject to Operator’s review and approval, which will not be unreasonably withheld, Customer may self-insure the Commercial General Liability Insurance requirements set forth in Section 23(b)(iv). Operator reserves the right, at Operator’s discretion, to periodically review Customer’s financial means to meet the Customer Insurance Group insurance requirements included herein by self-insurance. If Operator reasonably determines that Customer cannot meet the insurance obligations included herein by self-insurance, Operator may require Customer to obtain and maintain insurance coverages for requirements as provided in this Section 23 with insurance companies rated not less than A-, IX by A.M. Best or otherwise reasonably satisfactory to Operator. The self-insurance shall protect the indemnified parties in the same manner and to the same extent as they would have been protected had the policy or policies not been self-insured, contained a self-insured retention or deductible.

SECTION 24 NOTICE

All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by hand delivery, when delivered; (b) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (d) if by e-mail, one Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:

If to Customer, to:

Tesoro Refining & Marketing Company LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

Attention: General Counsel

If to Operator, to:

Tesoro Logistics Operations LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: General Counsel

For all other notices and communications:

Attention: Don J. Sorensen, Senior Vice President, Logistics

phone: (210) 626-6195

email: Don.J.Sorensen@andeavor.com

or to such other address or to such other Person as either Party will have last designated by notice to the other Party.

SECTION 25 REPORTS AND AUDIT

Each Party and its duly authorized agents and/or representatives shall have reasonable access to the accounting records and other documents maintained by the other Party which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term and for a period of up to three (3) years after termination of this Agreement. Claims as to shortage in quantity or defects in quality shall be made by written notice within ninety (90) days after the delivery in question or shall be deemed to have been waived.

SECTION 26 CONFIDENTIAL INFORMATION

(a) Confidential Information and Exceptions Thereto. Each Party shall use reasonable efforts to retain the other Parties’ Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 26. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:

(i) is available, or becomes available, to the general public without fault of the receiving Party;

(ii) was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party (it being understood, for the avoidance of doubt, that this exception shall not apply to information of Operator that was in the possession of Customer or any of its affiliates as a result of their ownership or operation of the Anacortes Marine Terminal prior to the Commencement Date);

(iii) is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or

(iv) is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.

For the purpose of this Section 26, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.

(b) Required Disclosure. Notwithstanding Section 26(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, or is required to disclose by the listing standards of any applicable securities exchange, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

(c) Return of Confidential Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 26, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

(d) Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

(e) Survival. The provisions of this Section 26 shall survive the termination of this Agreement for two (2) years.

SECTION 27 SAFE BERTH

Operator shall exercise due diligence to provide a berth which the nominated Marine Vessels accepted by the Operator can safely reach and leave and at which the Marine Vessel can lie, load, and discharge always safely afloat; provided however, Operator makes no representation or warranty regarding the safety of any channel, anchorage or other waterway used in approaching or departing from the designated berth; provided, however, that Operator shall ensure that Customer and any of Customer’s accepted Marine Vessels are immediately notified of any changes in water depth that affect the stated draft maximum at mean lower low water as set forth in an applicable Terminal Service Order.

SECTION 28 MISCELLANEOUS

(a) Modification; Waiver. This Agreement and any Terminal Service Order may be amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement or any Terminal Service Order may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement or any Terminal Service Order will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

(b) Entire Agreement. This Agreement, together with the Exhibits and Terminal Service Orders and the other agreements executed or to be executed in connection with the transactions contemplated by the Contribution Agreement, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith. In the event of a conflict of provisions of this Agreement and the Omnibus Agreement, the provisions of the Omnibus Agreement shall prevail with respect to issues related to the contribution of the assets described therein, but not with respect to the ordinary operations of such assets as set forth in this Agreement.

(c) Construction and Interpretation. In interpreting this Agreement, unless the context expressly requires otherwise, all of the following apply to the interpretation of this Agreement:

(i) Preparation of this Agreement has been a joint effort of the Parties and the resulting Agreement shall not be interpreted against one of the Parties as the drafting Party.

(ii) Plural and singular words each include the other.

(iii) Masculine, feminine and neutral genders each include the others.

(iv) The word “or” is not exclusive and includes “and/or.”

(v) The words “includes” and “including” are not limiting.

(vi) References to the Parties include their respective successors and permitted assignees.

(vii) The headings in this Agreement are included for convenience and do not affect the construction or interpretation of any provision of, or the rights or obligations of a Party under, this Agreement.

(d) Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles; provided that any issues or claims arising out of the terms and conditions of the Sublease, or rules and regulations of the Washington Department of Natural Resources will be governed by the laws of the State of Washington. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the District Court of Bexar County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this agreement brought in such courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such court, that such court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.

(e) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

(f) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(g) Independent Contractor. Operator’s relationship to Customer hereunder shall be that of an independent contractor. Nothing in this Agreement shall be construed to make Operator or any of its employees, an agent, associate, joint venturer or partner of Customer.

(h) No Public Use. Operator’s services hereunder shall not be deemed those of a public utility or common carrier. If any action is taken or threatened to declare these services a public use, then, upon notifying Customer, Operator may restructure and restate this Agreement.

(i) No Bonded Services. Operator is not providing a U.S. Customs bonded warehouse service.

(j) No Third Party Beneficiaries. Except as expressly set forth herein, including as set forth in Section 19, it is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

(k) WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OF OR FAILURE TO PERFORM ANY OBLIGATION HEREUNDER.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement, effective as of the Commencement Date.

TESORO LOGISTICS OPERATIONS LLC

By:

Solely in respect of Section 22(a) only:

ANDEAVOR LOGISTICS LP

By:	TESORO LOGISTICS GP, LLC, its general partner

By:

Solely in respect of Section 22(a) only:

TESORO LOGISTICS GP, LLC

By:

TESORO REFINING & MARKETING COMPANY LLC

By:

Signature Page to Anacortes Marine Terminal Use and Throughput Agreement

EXHIBIT 1

FORM OF TERMINAL SERVICE ORDER

(ANACORTES MARINE TERMINAL [     ]-             , 20    )

This Terminal Service Order is entered as of                     , 20    , by and between Tesoro Refining & Marketing Company LLC, a Delaware limited liability company, and Tesoro Logistics Operations LLC, a Delaware limited liability company, pursuant to and in accordance with the terms of the Anacortes Marine Terminal Use and Throughput Agreement dated as of                      , 2017, by and among such parties and Tesoro Logistics GP, LLC, a Delaware limited liability company, and Andeavor Logistics LP, a Delaware limited partnership (the “Agreement”).

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

Pursuant to Section 9 of the Agreement, the parties hereto agree to the following provisions:

  [Insert applicable provisions:

(i) any rules and procedures for the Anacortes Marine Terminal referenced in Section 2;

(ii) the per Barrel throughput fees at the Anacortes Marine Terminal;

(iii) any reimbursement pursuant to Section 6:

(iv) any surcharge pursuant to Section 7;

(v) specifics of dock operations as referenced in Sections 14 and 27; and

(vi) any other services as may be agreed.]

Except as set forth in this Terminal Service Order, the other terms of the Agreement shall continue in full force and effect and shall apply to the terms of this Terminal Service Order.

[Signature Page Follows]

Exhibit 1 –

Anacortes Marine Terminal Use and Throughput Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Terminal Service Order as of the date first written above.

TESORO LOGISTICS OPERATIONS LLC	TESORO REFINING & MARKETING COMPANY LLC

By:	By:

Exhibit 1 –

Anacortes Marine Terminal Use and Throughput Agreement

ANNEX C

Bill of Sale

FOR GOOD AND VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, the undersigned, Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“TRMC”), does hereby transfer and assign to Tesoro Logistics Operations LLC, a Delaware limited liability company (“TLO”), all of its right, title and interest, if any, in and to the leasehold improvements located on the Premises (as that term is defined in that certain Sublease dated                      , 20     (the “Sublease”), between TRMC, as sublessor, and TLO, as sublessee), including without limitation the items listed in Schedule 1 attached hereto, such transfer and assignment being on an “as is” basis, without any representations or warranties, express, implied or statutory, of any kind whatsoever, except as set forth in the Sublease.

Dated: , 20	Tesoro Refining & Marketing Company LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit 1 –

Anacortes Marine Terminal Use and Throughput Agreement

SCHEDULE 1 TO BILL OF SALE

List of Current Leasehold Improvements to be Transferred from Sublessor to Sublessee

All machinery and equipment, mobile or otherwise, systems and other tangible personal property owned and used by Sublessor primarily in connection with leasing or operation of the Premises, including (a) all production units, processing units and distillation systems, (b) all heating, lighting, and power systems, fire prevention and fire extinguishing systems, control systems, emergency warning and emergency preparedness systems and related assets, (c) all storage and other tanks, meters, pumps, engines, compressors, pipes, fittings, valves, connections, regulators, loading and unloading lines and racks, (d) all computers, servers, printers, computer hardware, wired or mobile telephones, on-site process control and automation systems, telecommunications assets, and other information-technology-related equipment that is used exclusively in connection with the Premises and that is owned by Sublessor or leased by Sublessor, (e) all tools, (f) all furniture and furnishings, (g) all vehicles and (h) all other tangible personal property, in each case presently owned by Sublessor, located in or on the Premises.

Exhibit 1 –

Anacortes Marine Terminal Use and Throughput Agreement